Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 29, 2017

Relating to Preliminary Prospectus issued June 19, 2017

Registration Statement No. 333-218362

BYLINE BANCORP, INC.

Update to Preliminary Prospectus

Issued June 29, 2017

This free writing prospectus relates to the initial public offering of common stock of Byline Bancorp, Inc. (“Byline”) and should be read together with the preliminary prospectus dated June 19, 2017 related to this offering (the “Preliminary Prospectus”), included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-218362) relating to these securities, which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1702750/000119312517206396/d316756ds1a.htm

The following information supplements and updates the information contained in the Preliminary Prospectus.

As previously disclosed, in the ordinary course of business, from time to time, we have in the past and may in the future, be the subject of subpoenas, requests for information, reviews, investigations, legal actions and other proceedings by government agencies in connection with our current and/or prior business activities. On June 28, 2017, we received a subpoena from the Office of the Special Inspector General for the Troubled Asset Relief Program for documents related to activities at Ridgestone Bank, a subsidiary of Ridgestone Financial Services, Inc., during the period from March 31, 2008 through December 31, 2012. We acquired Ridgestone Financial Services, Inc. in October 2016. Based upon the information available to Byline at this time, we do not believe the inquiry will have a material adverse effect on our business, financial condition or results of operations. However, there can be no assurance that it will not have a material adverse effect on our business, financial condition or results of operations.

Byline has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Byline has filed with the SEC for more complete information about Byline and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from: BofA Merrill Lynch, attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by email at dg.prospectus_requests@baml.com; or Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019; or by calling Keefe, Bruyette & Woods, Inc. toll-free at (800) 966-1559.